UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2013

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2013, W. Patrick Ryan, Chief Operating Officer and President, International of Alphatec Holdings, Inc. (the “Company”), announced his resignation from his position. The Company and Mr. Ryan currently expect Mr. Ryan to continue working for the Company through the middle of January 2014 so that he may transition his responsibilities.

On December 29, 2013 the Board of Directors of the Company appointed Michael Plunkett, the Company’s current V.P., Operations, as the Company’s Chief Operating Officer of the Company, effective immediately. Mr. Plunkett, age 56, has been the Vice President of Operations of the Company since March 2012. From 2003 to March 2012 Mr. Plunkett had positions of increasing responsibility at First Marblehead Corporation, a leading provider of private student loan solutions. From August 2008 to March 2012 Mr. Plunkett served as Marblehead’s Managing Director, Information Technology and Operations and President of First Marblehead Education Resources, the operational entity of the corporation. Prior to joining Marblehead Mr. Plunkett was an officer in the United States Navy from 1979 to 2003. Mr. Plunkett retired from the United States Navy with the rank of Captain.

On January 2, 2014 the Company issued a press release describing this management change, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Alphatec Holdings, Inc., dated January 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: January 2, 2014	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President